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                                                                    Exhibit 99.1

                         [Maxtor Corporation Letterhead]

November 17, 2004


Mr. Michael Wingert
Longmont, CO

Dear Mike,

On behalf of the Maxtor Corporation Board of Directors, I am pleased to offer you the regular, full-time position of President and Chief Operating Officer of Maxtor Corporation, reporting to the Chief Executive Officer of Maxtor. Your monthly salary will be $50,000.00. You will begin your participation in Maxtor's incentive plan with the incentive for 2005 at a participation level of 100% of your base salary, subject to the terms and conditions of the incentive plan. The terms and conditions of the incentive plan are subject to approval by the Compensation Committee of the Board of Directors and such details, once approved, will be communicated generally in Q1. However, your 2005 incentive bonus will be guaranteed at the target level set forth in the incentive plan and will be paid to you in Q1 2006.

We have recommend to the Compensation Committee of the Board of Directors that you be granted an option to purchase 750,000 shares of Maxtor Corporation Common Stock (the "Option") and an award of 100,000 Restricted Stock Units (the "RSU Award"). The Option will be governed by Maxtor's 1996 Stock Option Plan and our standard form of stock option agreement, which you will be required to sign as a condition to receiving the Option. The Option will vest over a period of 4 years commencing on the date your employment in the above position begins, subject to your continued service with Maxtor. The RSU Award will be governed by Maxtor's Restricted Stock Unit Plan and our standard form of restricted stock unit award agreement, which you will be required to sign as a condition of receiving this award. The RSU Award will vest 100% on the third anniversary of the date your employment in the above position begins, provided your employment has not terminated prior to such third anniversary. Both the Option and the RSU Award are subject to your acceptance of this employment offer. You will receive more information about the exercise price, vesting schedule, and other details of both programs shortly.

If you remain an active employee in good standing of Maxtor at the time of the first to occur of either of the two events described in the succeeding sentence, then (a) effective upon the date of such event the vesting of the Option and the RSU Award will be accelerated in full and (b) such event may be treated by you as a condition constituting "Good Reason" within the meaning of Section 2.1(p)(2) of the Maxtor Corporation Executive Retention and Severance Plan (the "Retention Plan"), provided that you have executed an agreement to participate in the Retention Plan and provided further that, as a condition to receiving the severance benefits provided under the Retention Plan upon a resignation for Good Reason constituting "Involuntary Termination" (as defined by the Retention
Plan), you have resigned from your employment with Maxtor in a manner compliant with the requirements of the Retention Plan and have both (i) executed and not revoked a General Release of Claims in the form provided pursuant to the Retention Plan and (ii) executed the applicable Restrictive Covenants Agreement in the form provided pursuant to the Retention Plan. The two events referred to in the preceding sentence are (a) the appointment by the Board of Directors, on or before the second anniversary of the commencement of your employment as President and Chief Operating Officer of Maxtor, of a new Chief Executive Officer of Maxtor other than Dr. C. S. Park or you and (b) the failure of the Board of Directors to appoint you to the position of Chief Executive Officer of Maxtor on or before such second anniversary. For the purposes of the provision of severance benefits under the Retention Plan in accordance with this paragraph, the applicable "Severance Benefit Period" shall be twelve (12) months. The provisions of this paragraph shall not be superseded by your subsequent execution of an agreement to participate in the Retention Plan, which shall be deemed to incorporate the provisions of this paragraph.

If you are obligated to reimburse Cornice, Inc. for expenses due to relocation or other costs in accordance with the Employment Agreement, dated May 2004 and entered into between you and Cornice, Inc. (the "Cornice Employment Agreement"), then upon your provision of satisfactory documentation, Maxtor agrees to reimburse you up to


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$200,000 for such costs. This reimbursement will be considered taxable income to you and will be subject to applicable tax withholding.

Maxtor will reimburse you for any reasonable attorneys' fees and costs of litigation, damages awarded or amounts paid in settlement actually and necessarily incurred by you in the defense of any action, suit or proceeding that may be brought against you by your prior employer alleging breach by you of any agreement between you and your prior employer caused by your entry into an employment relationship with Maxtor or the performance of your services as President and Chief Operating Officer of Maxtor in accordance with the course and scope of your employment with Maxtor provided that you have complied with any reasonable restrictions on your activities with Maxtor requested by Maxtor and; provided, however, that Maxtor shall not be obligated to provide such reimbursement in connection with any matter as to which it has been adjudged that you acted in bad faith, engaged in intentional misconduct or knowingly breached any agreements between you and your prior employer. You will promptly provide Maxtor with a notice of any claim for reimbursement hereunder. You will not settle, compromise or consent to the entry of judgment in any action in which reimbursement is sought hereunder without Maxtor's consent which shall not be unreasonably withheld.

Maxtor provides its employees with comprehensive benefits, including medical, dental, life and disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, minimum of four weeks paid personal time-off and ten paid holidays annually. Further, any previous time as a Maxtor employee will be credited to you so that you will have an adjusted service date and this will make you eligible for a greater PTO accrual. As an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

We will provide you with a copy of the Maxtor Employee Agreement Regarding Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document.

You will also be asked to sign an agreement to participate in the Retention Plan on terms consistent with your position and this letter. Highlights of this plan are attached.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on Maxtor's operating conditions. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflict of laws.

We look forward to having you as a member of Maxtor's team and are confident that you will make significant contributions to Maxtor's success. If you accept this offer, please sign the response portion of this letter (as well as any attachments) and return them to me.

In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. An I-9 (work eligibility) Form has been included for your reference. Please review this document and bring the appropriate identification with you to orientation. Such documentation must be provided within three (3) business days of your date of hire.

Sincerely,



/s/ John Viera
John Viera
Senior Vice-President, Human Resources


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Mr. Mike Wingert

Accepted:         /s/ Michael Wingert             Date:            11/17/04
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I hereby accept the foregoing offer of employment, commencing November 17, 2004.
I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter or the Executive Retention and Severance Plan.